Exhibit 5.1

CONFIDENTIAL TREATMENT REQUESTED BY OFG BANCORP PURSUANT TO 17 C.F.R. SECTION 200.83

FORM OF OPINION

[Letterhead of Pietrantoni Mendez & Alvarez LLC]

March [•], 2026

OFG Bancorp
Oriental Center
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

Re: OFG Bancorp – Fixed-to-Floating Rate Subordinated Notes

Ladies and Gentlemen:

We have acted as Puerto Rico counsel to OFG Bancorp, a Puerto Rico corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1 (as it may be amended or supplemented from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Company under the Securities Act of 1933, as amended, of the contemplated offer and sale of $[●], million in aggregate principal amount of its Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Notes”). The Notes are to be issued under the indenture (the “Base Indenture”), dated March [•], 2026, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture (the “Supplemental Indenture”), between the Company and the Trustee, to be entered into upon the sale of the Notes (the Base Indenture and the Supplemental Indenture, collectively, the “Indenture”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company and public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter, including: (a) the Registration Statement, including the prospectus included therein; (b) the Composite Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company; (c) the Base Indenture and the form of Supplemental Indenture; (d) the unanimous written consent of the Board of Directors of the Company relating to the issuance of the Notes; and (e) such other corporate records, certificates and other documents and such matters of law, in each case, as we have deemed necessary or appropriate. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon, and assumed the accuracy of, statements and representations of officers and other representatives of the Company and others. In rendering this opinion, we have further assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

CONFIDENTIAL TREATMENT REQUESTED BY OFG BANCORP PURSUANT TO 17 C.F.R. SECTION 200.83
In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and (except to the extent we have opined on such matters below) the validity and binding effect on such parties. In addition, we have assumed that (i) a definitive underwriting, purchase or similar agreement with respect to the Notes will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (ii) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) the Supplemental Indenture will not differ from the form of Supplemental Indenture in any manner material to our opinion; and (v) the Indenture and the Trustee will have been duly qualified under the Trust Indenture Act of 1939, as amended.

We are members of the Bar of the Commonwealth of Puerto Rico, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other the laws of the Commonwealth of Puerto Rico. We assume no obligation to revise or supplement this opinion should any such laws be changed by legislative action, judicial decision or otherwise. We note that the Indenture and the Notes are governed by the laws of the State of New York, and we express no opinion as to the validity or enforceability thereof.

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that:

(1)	The Company has been duly incorporated and is validly existing as a corporation under the laws of the Commonwealth of Puerto Rico; and

(2)	The Indenture and the Notes have been duly authorized, executed and delivered by the Company.

The opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration, or (vi) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

CONFIDENTIAL TREATMENT REQUESTED BY OFG BANCORP PURSUANT TO 17 C.F.R. SECTION 200.83
This opinion merely constitutes an expression of our reasoned professional judgment regarding the matters of law addressed herein and neither is intended nor should it be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  This consent is not to be construed as an admission that we are within the category of persons whose consent is required under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission. Wachtell Lipton Rosen & Katz may rely on this opinion for purposes of the legal opinion to be filed as Exhibit 5.2 to the Registration Statement.

Respectfully,